Exhibit 99

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc.	[304] 598-2098
[304]290-2588
Centra Bank coming to Fayette County
Centra progresses in acquiring additional shares of Smithfield State Bank
Today Centra Financial Holdings Incorporated amended its regulatory filings to show that shareholders of Smithfield State Bank holding 64% of Smithfield’s shares have agreed to sell those shares to Centra once regulatory approvals are received
Centra officials confirmed that they continue to work with the Pennsylvania Department of Banking to meet all of the department’s requirements for the share acquisition. The Department of Banking reviews share acquisition requests and routinely acts upon them in 60 days.
The price of $40 per share for Smithfield stock is the result of arms length negotiations between Smithfield shareholders and Centra. The price is the highest price that Centra can pay for Smithfield according to Centra’s financial adviser Danielson & Associates. Danielson based its valuation of Smithfield on the bank’s earnings and operating performance. Danielson is a Rockville, Maryland based investment banking firm who leads the industry in the Eastern United States for the sale of banks and thrifts with sizes of $100 — $500 million.
“Centra will bring significant benefits to Fayette County banking.” said Smithfield native Douglas J. Leech Chairman, President and CEO of Centra. “Our practice, as evidenced by the way we operate in Morgantown and Martinsburg, is to keep the decision makers close to the customer and that involves the input of local employees and a local board of Directors. We feel that there is a need in Fayette County, like there was in Morgantown and Martinsburg, West Virginia for a local bank with local decisions and local management.”
Centra has been recognized repeatedly for being the fastest growing bank in West Virginia...ever. Centra has been ranked fourth for growth and success of all 680 banks that have been started in the United States since the year 2000.